Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 25, 2020 (November 30, 2020 as to the effects of the reverse stock split described in Note 2 and Note 14) relating to the financial statements of Seer, Inc. appearing in the Registration Statement No. 333-250035 on Form S-1, and to the reference to us under the heading "Experts" in Registration Statement No. 333-250035 incorporated by reference in this Registration Statement.
/s/ Deloitte & Touche LLP
San Francisco, California
December 3, 2020